Ford Outperforms Industry In June – Sales Up 31 Percent On Strong F-Series and SUV Mix; F-150 Lightning Best-selling Electric Truck in June As EV Vehicle Sales Jump 77 percent; Lincoln SUV Sales Up 44 Percent

www.facebook.com/ford

www.twitter.com/Ford

JUNE 2022 SALES

	Total Vehicle	Truck	SUV	EVs
Total U.S. Sales	**152,262**	**79,823**	**67,788**	**4,353**
Total Sales vs. Jun 2021	31.5%	26.4%	36.1%	76.6%
Retail Sales vs. Jun 2021	30.3%	24.6%	39.1%	54.6%

HIGHLIGHTS

- **Ford total U.S. share in June expands to 12.9 percent as sales outperform the industry.** Overall industry sales were down 11 percent, while Ford sales improved 31.5 percent over a year ago, despite ongoing industry semiconductor chip and supply constraints. Share gains came from F-Series, Explorer and Expedition along with continued strong expansion of battery-electric vehicles.
- **Demand for new vehicles remains strong.** The number of retail sales coming from previously placed orders continues at its **record pace of about 50 percent** in June.
- **F-Series sales were up 26.3 percent over a year ago, representing 37.9 percent of Ford's overall sales mix – up from 32.0 percent in May.** F-Series has been expanding its truck leadership through the first half of the year, outselling its second-place competitor by about 40,000 trucks. Almost 60 percent of F-Series retail sales came from previously placed orders and as it continues to turn at record rates.
- **Ford total pickup sales, including F-Series, Ranger and Maverick were up 26.3 percent over a year ago with total pickups sales of 66,663.** Ford's total pickup share gained approximately 7 percentage points over last year – at 29 percent in June. This is the highest share of any brand in the total pickup segment.
- **Sales of Ford electric vehicles jumped 76.6 percent from a year ago, totaling 4,353 for the month.** Going into July, both F-150 Lightning and Mustang Mach-E dealer stock is higher than last month, positioning both for a stronger July sales month.
- **Ford brand SUV sales totaled 60,894, which were up 35.3 percent over last year.** Bronco continues to add to our total sales, selling 8,681 SUVs, while Explorer more than doubled sales.
- **On an improved mix of F-Series, Expedition, Explorer and Navigator,** Ford's average transaction pricing expanded approximately $1,900 per vehicle in June relative to May. This compares favorably to an industry increase of about $150. These vehicles represented just over 56 percent of the mix in June and was up about 8 percentage points over May and 3 percentage points from a year ago.

"Amid industry-wide supply constraints, Ford outperformed the industry driven by strong F-Series, Explorer and new Expedition and Navigator SUV sales. Combined, these vehicles represented just over 56 percent of our sales in June – up about 8 percentage points from May. F-150 Lightning was America's best-selling electric truck in June in its first full month of sales, while our overall electric vehicle sales were up 77 percent over last year."
– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue

MUST-HAVE PRODUCTS



Ford Pro

America's best-selling commercial van, the Ford Transit, increased its sales by 73.6 percent compared to a year ago. U.S. sales of the new all-electric E-Transit now totals 3,008 through June of this year. This is more than 16 times the combined sales of all U.S. electric commercial vans.



Ford Trucks

Sales of the all-new F-150 Lightning continue to ramp up. In June, Ford sold 1,837 F-150 Lightnings, while more than 75 percent of people who reserved an F-150 Lightning came from other competitive brands. In the short time F-150 Lightning has been on sale, Ford has sold a total of 2,296 trucks, taking the lead in the segment during the month of June.



Ford SUVs

The Bronco family of vehicles, including Bronco and Bronco Sport, expanded its sales by 82.7 percent over last year totaling 15,703 SUVs. Based on improved inventory flow, Ford saw strong sales improvements in both Explorer and the redesigned Expedition. Combined, their sales were up 56.7 percent over a year ago and they represented almost 44 percent of the SUV mix. This compares to 38 percent last year and 35 percent in May.



Ford Electric

Overall electric vehicle sales totaled 4,353, which represented a 76.6 percent increase over last year. Ford's combined portfolio of electric vehicles, including F-150 Lightning, Mustang Mach-E and E-Transit are conquesting from competitors at a rate over 70 percent. In June, Ford brand is second only to Tesla in U.S. electric vehicle sales.



Lincoln SUVs

Lincoln SUV sales posted a gain of 43.6 percent over a year ago, with gains coming from across the entire portfolio. Sales of the redesigned Navigator totaled 1,799 up 45.7 over a year ago and 64.0 percent relative to May on improved availability. Aviator also benefited from improved inventory flow with sales up 49.9 percent over a year ago. Corsair was Lincoln's best-selling vehicle for the month, with sales up 76.1 percent over last year.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.